Exhibit 99.1

News Release
Corporate Headquarters
P.O. Box 269
San Antonio, TX 78291-0269
Phone: (210) 829-9000
Fax: (210) 829-9403 www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Doug Shepard
November 3, 2009	(210) 829-9120
doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER RESULTS

Note: The company will host a conference call to discuss the earnings release on November 3, 2009, at 10:00 a.m. Central Time. The conference call number is (800) 988-9498 for domestic callers and (210) 234-0029 for international callers, pass-code 121693. The conference call will also be audio webcast. To access the audio webcast, please go to https://e-meetings.verizonbusiness.com, conference number 9722104, pass-code 121693. There will be an audio replay available shortly after the call through November 10, 2009. To access the audio replay, please call (800) 937-3642 for domestic callers and (203) 369-3862 for international callers, pass-code 121693. The replay also will be available on the Harte-Hanks Web site under the “Investors” section.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2009 diluted earnings per share of $0.22 on revenues of $209.3 million. These results compare to diluted earnings per share of $0.26 on $269.9 million in revenues for the third quarter of 2008.

The following table presents financial highlights of the company’s operations for the third quarter of 2009 and 2008, respectively. Full financial results are attached.

RESULTS FROM OPERATIONS (unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,
	2009	2008	% Change
Operating revenues	$209,318	$269,913	-22.4%
Operating income	23,913	31,246	-23.5%
Net income	14,050	16,615	-15.4%
Diluted earnings per share	0.22	0.26	-15.4%
Diluted shares (weighted average common and common equivalent shares outstanding)	64,108	63,393	1.1%

For the three months ended September 30, 2009, the company generated free cash flow (defined below) of $18.7 million, down from $22.3 million in the prior year’s third quarter. Our cash balance at September 30, 2009 was $83.0 million.

Commenting on the third quarter performance, Chairman, President and Chief Executive Officer Larry Franklin said, “As we expected, our revenue declines in Direct Marketing continued. All vertical markets declined primarily from reduced and delayed events and programs, lower transaction volumes, reduced discretionary expenses and reduced prices. Once again our people have done an excellent job managing expenses which allowed us to report good operating income performance considering the revenue declines. While California and Florida continued to be extremely difficult markets, our quarterly Shoppers revenue decline was at a lower rate than the previous quarter and year to date declines. Shoppers operating income performance after several consecutive quarters of significant revenue declines reflects the uncommon dedication and commitment of our people.”

Discussing the performance of individual business segments, Executive Vice President and Chief Financial Officer Doug Shepard said, “Direct Marketing revenues and operating income declined 22.9% and 9.7%, respectively. Operating income margins increased to 17.0% versus 14.5% in the third quarter of 2008 as Direct Marketing was able to limit the decrease in operating income to $2.6 million on a $41.8 million revenue decrease. Revenue declined in all vertical markets by approximately 20% in the third quarter compared to the third quarter of 2008 with the exception of financial services which decreased approximately 33%.

The negative Shoppers performance continued with revenue decreasing 21.6% in the third quarter compared to the third quarter of 2008 and operating income declining 55.2%. Based on circulation distributed for the same time period in the third quarter of 2009 and 2008, Shoppers revenue for that circulation declined 18.0% in the third quarter.”

Concluding, Franklin said, “There are beginning to be signs the national economy is improving slightly. Even though we saw lower rates of revenue decline in the third quarter, our Shoppers will continue to face strong headwinds due to low consumer confidence, high levels of unemployment and general uncertainty in California and Florida. I am pleased with the way our people are managing our cost structure to reflect these revenue expectations. This will prove beneficial when revenue improves. In Direct Marketing, we expect the difficult revenue performance to continue in the fourth quarter and early 2010. Our clients are generally more positive about their 2010 marketing plans than they have been in 2009. Until there is more revenue visibility we will continue to manage our costs appropriately. Our people are focusing on the right things; more effectively serving our customers, aggressively managing our costs, and conserving our cash. We are positioning ourselves well for an improved economic environment.”

Selected Highlights:

•

Harte-Hanks recently announced it has launched the next generation of its digital messaging platform in version 7 of Postfuture®. Postfuture enables marketers to build effective triggered, promotional and e-marketing programs within a multichannel strategy. Using Postfuture version 7, marketers can easily send millions of messages per hour with data integrated from virtually any source.

•

Mason Zimbler™ has expanded services of its United Kingdom-based technology marketing agency to the United States providing its portfolio of B2B agency services to a broader base of technology industry companies. Mason Zimbler U.S. offers enhanced digital and multichannel marketing capabilities through program strategy, creative development, and campaign execution and management to the company’s service offerings for the B2B technology industry in the U.S. As an example, a leading global provider of industrial automation engaged us to support their global database with a single customer view optimizing customer communications, lead management, analytics and distribution.

•

Harte-Hanks was named Healthcare Professional Agency-of-Record for a large pharmaceutical company’s family of Women’s Health products – inclusive of three brands. Harte-Hanks has developed, and will ultimately handle, all physician-related branding, direct mail, email, and online and offline sales literature.

•

Harte-Hanks worked with a large automotive manufacturer to develop and integrate social media strategies into their multi-channel relationship marketing program. These social media tactics were leveraged to continue to drive direct marketing results, and engage customers throughout the buying cycle and all areas of acquisition, retention, and brand loyalty.

About Harte-Hanks:

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 950 separate editions with approximately 11.5 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

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For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-

looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and the anticipated effectiveness and expenses associated with these actions, (3) our financial outlook for revenues, earnings per share, operating income, expense related to equity-based compensation, capital resources and other financial items, (4) our expectations for our businesses and for the industries in which we operate, including with regard to the negative performance trends in our Shoppers business and the adverse impact of the economic downturn in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (5) competitive factors, (6) acquisition and development plans, (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (1) international, domestic, regional and local economic and business conditions, including market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and the adverse impact of the economic downturn in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (2) the demand for our services by clients and prospective clients, including the willingness of existing clients to maintain or increase their spending and our ability to predict changes in client preferences, (3) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (4) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (5) our ability to manage and timely adjust our level of personnel and capacity and to otherwise effectively service our clients, (6) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (7) our ability to protect our data centers against security breaches and other interruptions in our operations and to protect sensitive personal information of our clients and their customers, (8) concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, (9) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (10) fluctuations in paper prices and postal rates, (11) the number of options and other equity securities that we may issue to employees, (12) market conditions and other factors that may impact the number of shares, if any, that we may repurchase in connection with our repurchase program, (13) unanticipated developments regarding litigation or other contingent liabilities, and (14) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and any updates thereto in our Forms 10-Q. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-

Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share data	2009	2008	2009	2008

Operating revenues	$209,318	$269,913	$642,654	$813,178
Operating expenses:
Labor	87,331	108,728	276,577	335,894
Production and distribution	76,543	100,665	233,702	295,546
Advertising, selling, general and administrative	14,445	20,464	46,474	63,052
Depreciation and amortization	7,086	8,810	23,298	26,889

	185,405	238,667	580,051	721,381

Operating income	23,913	31,246	62,603	91,797

Other expenses (income):
Interest expense	2,456	3,450	7,447	10,788
Interest income	(55)	(90)	(145)	(316)
Other, net	457	363	2,159	2,001

	2,858	3,723	9,461	12,473

Income before income taxes	21,055	27,523	53,142	79,324
Income tax expense	7,005	10,908	18,919	30,909

Net income	$14,050	$16,615	$34,223	$48,415

Basic earnings per common share	$0.22	$0.26	$0.54	$0.76

Weighted-average common shares outstanding	63,570	63,281	63,550	64,118

Diluted earnings per common share	$0.22	$0.26	$0.54	$0.75

Weighted-average common and common equivalent shares outstanding	64,108	63,393	63,813	64,278

Harte-Hanks, Inc.
Balance Sheet Data (Unaudited)

In thousands	September 30, 2009	December 31, 2008

Cash and cash equivalents	$83,036	$30,161

Total debt	249,250	270,625

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended September 30,			Nine months ended September 30,
In thousands	2009	2008	% Change	2009	2008	% Change

OPERATING REVENUES:
Direct Marketing	$140,816	$182,567	-22.9%	$432,978	$543,880	-20.4%
Shoppers	68,502	87,346	-21.6%	209,676	269,298	-22.1%

Total operating revenues	$209,318	$269,913	-22.4%	$642,654	$813,178	-21.0%

OPERATING INCOME:
Direct Marketing	$23,948	$26,521	-9.7%	$67,880	$73,699	-7.9%
Shoppers	3,328	7,427	-55.2%	4,016	26,859	-85.0%
General corporate expense	(3,363)	(2,702)	-24.5%	(9,293)	(8,761)	-6.1%

Total operating income	$23,913	$31,246	-23.5%	$62,603	$91,797	-31.8%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$5,186	$6,667	-22.2%	$16,324	$20,484	-20.3%
Shoppers	1,894	2,137	-11.4%	6,954	6,390	8.8%
General corporate expense	6	6	0.0%	20	15	33.3%

Total depreciation and amortization	$7,086	$8,810	-19.6%	$23,298	$26,889	-13.4%

Reconciliation of Net Income to Free Cash Flow

	Three months ended September 30,			Nine months ended September 30,
In thousands	2009	2008		2009	2008
Net Income	$14,050	$16,615		$34,223	$48,415
Add: After-tax stock-based compensation (Note 1)	1,044	989		1,991	2,763
Add: depreciation and amortization	7,086	8,810		23,298	26,889
Less: capital expenditures	3,484	4,100		7,402	16,141

Free cash flow	$18,696	$22,314		$52,110	$61,926

Note 1:	Pre-tax compensation expense was $1,565 and $1,639 for the three months ended September 30, 2009 and 2008, respectively.
Pre-tax compensation expense was $3,072 and $4,530 for the nine months ended September 30, 2009 and 2008, respectively.

Reconciliation of Net Income to EBITDA

	Three months ended September 30,		Nine months ended September 30,
In thousands	2009	2008	2009	2008
Net Income	$14,050	$16,615	$34,223	$48,415
Add: Depreciation and amortization	7,086	8,810	23,298	26,889
Interest expense, net and non-operating, net	2,858	3,723	9,461	12,473
Income tax expense	7,005	10,908	18,919	30,909

EBITDA	$30,999	$40,056	$85,901	$118,686

EBITDA by Segment:
Direct Marketing	$29,134	$33,188	$84,204	$94,183
Shoppers	5,222	9,564	10,970	33,249
Corporate	(3,357)	(2,696)	(9,273)	(8,746)

	$30,999	$40,056	$85,901	$118,686

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets - Percent of Direct Marketing Revenue

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Retail	27%	26%	25%	24%
Financial and Insurance Services	14%	16%	14%	16%
Technology	27%	26%	29%	28%
Healthcare and Pharmaceuticals	10%	10%	11%	11%
Other Select Markets	22%	22%	21%	21%

	100%	100%	100%	100%